Exhibit 99.1

Decoy Therapeutics, Inc. Announces a Warrant Inducement Transaction for $3.85 Million in Gross Proceeds Priced At-The-Market under Nasdaq Rules

Houston, TX., September 22, 2026 – Decoy Therapeutics, Inc. (NASDAQ: DCOY) (“the Company” or “Decoy”), a biotechnology company pioneering Designable Multi-Antivirals (D-MAVs(TM)), a new category of antivirals engineered to target shared viral mechanisms conserved across virus families, today announced its entry into a warrant inducement agreement with an existing institutional investor of the Company for the immediate exercise of the Series B Milestone Warrants to purchase shares of the Company’s common stock, for a total of 1,184,434 warrants (the “Existing Warrants”). The Existing Warrants were issued on June 29, 2026 and will be exercised at a reduced exercise price of $3.25 per share. In connection with the transaction, the exercise price of the Company’s outstanding Series A Milestone Warrants and Series C Milestone Warrants will also be reduced from $5.91 per share to $3.25 per share. The exercise of the Existing Warrants will result in gross cash proceeds of approximately $3.85 million, before deducting placement agent fees and other transaction expenses. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

In consideration for the immediate exercise in full of the Existing Warrants, the investor will receive, in a private placement, new unregistered warrants to purchase up to 2,368,868 shares of the Company’s common stock (the “New Warrants”). The New Warrants will have an exercise price of $3.25 and will be initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained. The New Warrants will expire five years from the initial exercise date. The closing of the warrant inducement transaction is expected to occur on or about September 23, 2026, subject to satisfaction of customary closing conditions.

Curvature Securities LLC is acting as the sole placement agent in connection with this warrant inducement transaction.

The New Warrants described above were offered in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and, along with the common stock issuable upon their exercise, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of common stock issuable upon exercise of the New Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Exhibit 99.1

About Decoy Therapeutics

Decoy Therapeutics is a biotechnology company pioneering Designable Multi-Antivirals (D-MAVs), a new category of antivirals engineered to target shared viral mechanisms, enabling a single, adaptable drug to work across multiple viruses. Built on the proprietary IMP(3)ACT platform, which combines AI-assisted design and rapid synthesis, Decoy develops peptide antivirals designed to move faster into the clinic and expand what is possible in viral prevention and treatment. The company's lead candidates target multiple respiratory viruses, addressing the health and societal burden of viral disease.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Decoy, including expected achievement of milestones for its lead asset and future prospects of Decoy. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Decoy, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "can," "should," "would," "expect," "anticipate," "plan," "likely," "believe," "estimate," "project," "intend," and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on their business plans and risks related to Decoy's products and development plans, including unanticipated issues with any IND application process and the potential of the IMP(3) ACT(TM) platform. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Decoy's actual results may vary materially from those expected or projected.

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